Consent of Independent Registered Public Accounting Firm
The Board of Directors
OFS Capital Corporation:

We consent to use of our reports dated March 13, 2020 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2019 annual report on Form 10‑K of OFS Capital Corporation and are incorporated by reference herein. We also consent to the use of our report on supplemental information dated March 13, 2020 with respect to the senior securities table as of December 31, 2019, which is incorporated by reference herein as an exhibit to Form 10‑K. We also consent to the references to our firm under the headings “Senior Securities Table,” “Independent Registered Public Accounting Firm,” and “Change in Independent Registered Public Accounting Firm” in the registration statement.

/s/ KPMG LLP

Chicago, Illinois
April 7, 2020